UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CLARIVATE PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 St. Mary Axe London, EC3A 8BE United Kingdom	Not Applicable (Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series B Preferred Shares Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Registrant’s Securities to be Registered.

This Amendment No. 1 to Registration Statement on Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A (File No. 001-38911) filed by Clarivate Plc (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 21, 2022 (the “Registration Statement”), in connection with the dividend of one preferred share purchase right (a “Right”) for each outstanding ordinary share, no par value per share (the “Ordinary Shares”), of the Company pursuant to the Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”), dated as of December 21, 2022, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). The description of the Rights in the Registration Statement is incorporated by reference herein and amended hereby.

The information incorporated by reference into this Amendment No. 1 to Registration Statement on Form 8-A from Item 1 of the Registration Statement is hereby amended by adding the following text:

On Setepmber 18, 2023, the Company and the Rights Agent entered into the Second Amendment to Tax Benefits Preservation Plan (“Second Amendment”). The Second Amendment, which was approved by the Company’s Board of Directors, amended the final expiration date of the Tax Benefits Preservation Plan to end of day October 1, 2023 (“Expiration Date”). On the Expiration Date, all Rights distributed to shareholders of the Company pursuant to the Tax Benefits Preservation Plan expired.

The preceding summary of the principal terms of the Second Amendment is a general description only and is subject to the detailed terms and conditions of the Second Amendment, which is incorporated herein by reference to Exhibit 3 to this Amendment No. 1 to Registration Statement on Form 8-A.

Item 2.	Exhibits.

Exhibit Number	Exhibit Title
1	Tax Benefits Preservation Plan dated as of December 22, 2022, between Clarivate Plc and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Statement of Rights of Series B Participating Cumulative Preferred Shares of Clarivate Plc as Exhibit A, the Summary of Terms of the Tax Benefits Preservation Plan as Exhibit B and the Form of Right Certificate as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on December 22, 2022).
2	First Amendment dated as of January 6, 2023, to the Tax Benefits Preservation Plan dated as of December 22, 2022 (incorporated herein by reference to Exhibit 4.15 to the registrant’s Annual Report on Form 10-K filed on March 1, 2023).
3	Second Amendment dated as of September 18, 2023, to the Tax Benefits Preservation Plan dated as of December 22, 2022 (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on September 18, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CLARIVATE PLC

Date:September 18, 2023	By:	/s/ Jonathan Collins
	Name:	Jonathan Collins
	Title:	Executive Vice President & Chief Financial Officer